Exhibit 99.1

United Refining Company Announces Closing of Its Senior Secured Notes Offering and

Receipt of Required Consents in Connection with Tender Offer and Consent Solicitation for its Outstanding 10 1/2% Senior Notes Due 2012

WARREN, PENNSYLVANIA March 8, 2011 –United Refining Company (“United Refining”) issued $365,000,000 in aggregate principal amount of 10.500% First Priority Senior Secured Notes due 2018, which mature on February 28, 2018, pursuant to an indenture, dated as of March 8, 2011, by and among United Refining, the subsidiary guarantors named therein, and Bank of New York Mellon Trust Company, N.A., as trustee.

In addition, pursuant to its previously announced tender offer and consent solicitation, United Refining received tenders and consents from the holders of (i) $186,425,000 aggregate principal amount, or approximately 57.55%, of its 10 1/2% Senior Notes due 2012 issued under an indenture dated as of August 6, 2004 (the “Notes”) by the expiration of the consent payment deadline, March 7, 2011 at 5:00 p.m., New York City time (the “Consent Date”). The consents received exceeded the number needed to approve the proposed amendments to the indenture (the “Proposed Amendments”) under which the Notes were issued (the “Indenture”). The complete terms and conditions of the tender offer and consent solicitation for the Notes are detailed in United Refining’s Offer to Purchase and Consent Solicitation Statement dated February 22, 2011 and the related Consent and Letter of Transmittal (the “Tender Offer Documents”).

United Refining has accepted for early payment all the Notes validly tendered prior to the Consent Date. Each holder who validly tendered its Notes and delivered consents to the Proposed Amendments prior to the Consent Date will receive the total consideration of $1,005.00 per $1,000 principal amount of the Notes tendered, which includes (1) $975.00 as the tender offer consideration and (2) $30.00 as a consent payment. In addition, United Refining will pay accrued but unpaid interest up to, but not including, the date of payment on all validly tendered Notes accepted for early payment.

Under the terms of the tender offer, United Refining and the trustee under the Indenture have entered into a supplemental indenture that effects the Proposed Amendments to the Indenture. The Proposed Amendments eliminate substantially all of the material restrictive covenants, eliminate or modify certain events of default and eliminate or modify related provisions in the Indenture governing the Notes. The supplemental indenture became effective upon United Refining’s acceptance of a majority in principal amount of the Notes for payment under the early acceptance terms in the tender offer.

Notwithstanding United Refining’s exercise of its early acceptance rights, the tender offer will remain open until 12:00 midnight, New York City time, on March 21, 2011, unless extended or earlier terminated (the “Expiration Date”). Because the Consent Date has passed, tendered Notes may no longer be withdrawn and consents may no longer be revoked at any time, except to the extent that United Refining is required by law to provide additional withdrawal rights. Holders who validly tender their Notes and deliver their consents after the Consent Date and prior to the

Expiration Date will receive only the tender offer consideration and will not be entitled to receive a consent payment if such Notes are accepted for purchase pursuant to the tender offer. In addition, as disclosed in the Tender Offer Documents, United Refining intends to redeem any of the Notes that remain outstanding after the completion of the tender offer in accordance with the terms of the Indenture.

All the conditions set forth in the Tender Offer Documents remain unchanged. If any of the conditions are not satisfied, United Refining may terminate the tender offer and return tendered Notes that have not already been accepted for payment. United Refining has the right to waive any of the foregoing conditions with respect to the Notes and to consummate the tender offer and the consent solicitation. In addition, United Refining has the right, in its sole discretion, to terminate the tender offer and/or the consent solicitation at any time, subject to applicable law.

This announcement shall not constitute an offer to purchase or a solicitation of an offer to sell any securities. The tender offer and consent solicitation are being made only through, and subject to the terms and conditions set forth in, the Tender Offer Documents and related materials.

Credit Suisse Securities (USA) LLC is the Dealer Manager and Solicitation Agent for the tender offer and consent solicitation. Questions regarding the tender offer or consent solicitation may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll-free) or at (212) 325-5912 (collect).

D.F. King & Co., Inc. will act as the Information Agent for the tender offers and consent solicitations. Requests for the Tender Offer Documents may be directed to D.F. King & Co., Inc. at 212-269-5550 (for brokers and banks) or (800) 829-6551 (for all others).

Neither United Refining’s board of directors nor any other person makes any recommendation as to whether holders of Notes should tender their Notes or provide the related consents, and no one has been authorized to make such a recommendation. Holders of Notes must make their own decisions as to whether to tender their Notes and provide the related consents, and if they decide to do so, the principal amount of the Notes to tender. Holders of the Notes should read carefully the Tender Offer Documents and related materials before any decision is made with respect to the tender offer and consent solicitation.

For additional information, please contact:

John R. Wagner

Vice President, Secretary and General Counsel

Mary Phillips

Executive Assistant

United Refining Company

15 Bradley Street

Warren, PA 16365

Telephone: (814) 723-1500

About United Refining

We are the leading integrated refiner and marketer of petroleum products in our primary market area, which encompasses Western New York and Northwestern Pennsylvania. We own and operate a petroleum refinery in Warren, Pennsylvania, and our retail segment sells petroleum products under the Kwik Fill®, Citgo® and Keystone® brand names and convenience and grocery items under the Red Apple Food Mart® and Country Fair® brand names.

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Certain statements and information included in this release may constitute “forward looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of United Refining to be materially different from any future results, performance, or achievements expressed or implied in such forward looking statements. Additional discussion of factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in the companies’ SEC filings. The company does not undertake any obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.